Exhibit 10.2

Dated             , 2014

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

CITIZENS FINANCIAL GROUP, INC.

TRANSITIONAL SERVICES AGREEMENT

i

	9.1	TSA Committee	32
10	Changes and Change Control		32
	10.1	Changes	32
	10.2	Mandatory Change	33
	10.3	Discretionary Changes	33
	10.4	Emergency Change	34
11	Dispute Resolution		34
	11.1	Dispute Resolution Process	34
12	Intellectual Property Rights		35
	12.1	Provider Ownership and License	35
	12.2	Recipient Ownership and License	35
13	Data Protection, Confidential Information and Record-keeping		36
	13.1	Data Protection	36
	13.2	Confidential Information	37
	13.3	Record-keeping	39
14	Force Majeure		40
	14.1	Force Majeure Events	40
	14.2	No Liability for Force Majeure	40
	14.3	Delay Owing to Force Majeure	40
15	Employee Provisions		40
	15.1	No Obligation to Transfer Employees	40
	15.2	Pre-employment Screening	41
16	Communications with Competent Authorities		42
17	Audit		43
	17.1	Regulatory Audit Rights	43
	17.2	General Audit Rights	43
18	Sanctions		44
	18.1	Compliance with Sanctions Laws and Regulations	44
19	Information Security		45
	19.1	Information Security	45
20	Other Provisions		46
	20.1	Whole Agreement	46
	20.2	No Construction Against Drafter	47
	20.3	Publicity and Public Announcements	47
	20.4	Further Assurances	47
	20.5	Assignment	47
	20.6	Third Party Rights	47
	20.7	Amendment and Waiver	48
	20.8	Notices	48
	20.9	Severability	49
	20.10	Counterparts	49
	20.11	Independent Contractor	49
	20.12	Governing Law and Submission to Jurisdiction	49
	20.13	Anti-Bribery Provisions	50

ii

Schedule 1 – Service Schedules	1-1
Schedule 2 – Forms of Invoice	2-1
Schedule 3 – Migration Principles	3-1
Schedule 4 – TSA Committee Terms of Reference	4-1
Schedule 5 – Policies	5-1

iii

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (“TSA”), dated as of [            ], 2014, is by and among THE ROYAL BANK OF SCOTLAND GROUP PLC (“RBSG”), a public limited company organized under the laws of Scotland (Company Number SC045551); and CITIZENS FINANCIAL GROUP, INC. (“CFG”), a Delaware corporation with its principal place of business in Providence, Rhode Island. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 hereof.

RECITALS

WHEREAS, RBSG is the indirect owner of all the issued and outstanding common stock of CFG immediately prior to the date hereof;

WHEREAS, shares of CFG are being sold to the public pursuant to the IPO and CFG will cease to be a wholly owned indirect subsidiary of RBSG upon the closing of the IPO;

WHEREAS, after the closing of the IPO, RBSG will remain the majority shareholder of CFG, subject to future sales to the public (and ultimately the contemplated complete disposition on or before December 31, 2016) by RBSG;

WHEREAS, immediately prior to the date hereof, each Provider specified in a Service Schedule was providing services (“Existing Services”) to the respective Recipient under such Service Schedule which were the same as, or substantially similar to, the Services to be provided thereunder to such Recipient;

WHEREAS, as of the date hereof and pursuant to the terms of (and except as otherwise provided in) the Separation Agreement, all master agreements, statements of work, service schedules and similar agreements, instruments, documents, arrangements, commitments or understandings relating to the Existing Services are terminated;

WHEREAS, Services will be provided to each Recipient to facilitate its ongoing operations during a transitional period following the IPO during which the applicable Provider will also provide assistance to such Recipient relating to Migration as contemplated by this TSA;

WHEREAS, each Provider has agreed to procure and provide the Services to the applicable Recipient, and each Party has agreed to receive and pay for the Services it or its Affiliates receives pursuant to the Service Schedules, subject to the terms of this TSA; and

NOW, THEREFORE, in consideration of the rights and duties set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, RBSG and CFG hereby agree as follows:

1	Definition and Rules of Construction

1.1	Definitions

For the purposes of this TSA, the following terms shall have the following meanings:

“Adverse Policy Change” has the meaning given in Section 2.3.4;

“Affiliate” means, in relation to any company, such company’s holding companies and direct or indirect subsidiaries and the direct or indirect subsidiaries of such holding companies from time to time; however, for purposes of this TSA, the Parties shall not be considered Affiliates of each other. For the avoidance of doubt, in respect of RBSG, Affiliates shall not include CFG or its direct or indirect subsidiaries; and, in respect of CFG, Affiliates shall not include RBSG or its direct or indirect subsidiaries and “Affiliates” shall be construed accordingly;

“Anti-Bribery and Corruption Policy” means each policy that a Party shall put in place to comply with its own anti-bribery and corruption policy and obligations, and with Anti-Corruption Laws;

“Anti-Corruption Laws” means any anti-bribery or anti-corruption-related provisions in criminal and anti-competition laws and/or anti-bribery or anti-corruption laws of the jurisdiction in which, for the Provider, the Provider provides the Services and, for the Recipient, the Recipient receives the Services, together with any amending, consolidating or successor legislation or case law which has effect from time to time in the relevant jurisdiction;

“ARD” has the meaning given in Section 15.1.1;

“Business Day” means a day which is not a Saturday, Sunday or public holiday in London, New York or Boston;

“CC Laws” means all laws relating to the handling of customer complaints that are applicable to the Services;

“CFG” means Citizens Financial Group, Inc.;

“CFG Policies” means the policies and procedures of CFG listed in Schedule 5B (as may be amended from time to time in accordance with Sections 2.3.3 and 2.3.4);

“CFG Recipient” means any of CFG and its Affiliates that is a Recipient under any of the Service Schedules;

“Change” means any modification, addition or amendment to any Service (including any change to any part of any Service Schedule) including any Mandatory Change or Discretionary Change;

“Change Control Procedure” means the procedure set out in Section 10.1.1;

“Change Control Request” has the meaning given in Section 10.1.1(ii);

“Charges” means the charges imposed on a Recipient in exchange for receiving Services in the relevant Service Schedules;

“Competent Authority” means any local, state, national, supranational, governmental or nongovernmental authority, statutory undertaking, agency or public or regulatory body (including the Prudential Regulation Authority, the Financial Conduct Authority, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Consumer Financial Protection Bureau) which has jurisdiction over RBSG (and/or its Affiliates) and/or CFG (and/or its Affiliates);

“Confidential Information” has the meaning given in Section 13.2.1;

“Day 2” means, with respect to a Service, the date on which CFG ceases to be treated as a subsidiary of, a group company of, an affiliate of or controlled by RBSG, pursuant to the terms of a Third Party Agreement necessary for the provision of such Service;

“Defaulting Party” has the meaning given to it in Section 6.7.1;

“Disabling Device” means any device, method, token, code, program or subprogram that can disable, interfere with or adversely affect all or any part of a Service, a Party’s equipment, and/or their operation, or destroy any of a Party’s data or other software or hardware, or damage, destroy or interfere with a Party’s information technology network or any of a Party’s data or other software or hardware, or permit any person to circumvent the normal security of a Party’s software, systems or networks;

“Discretionary Change” means any Change which is not a Mandatory Change or an Emergency;

“Dispute” has the meaning given in Section 11.1.1;

“Emergency” has the meaning given in Section 10.4.2;

“Excluded Service” means a service or element of a service that, prior to the Service Commencement Date, a Party or its Affiliate, as Recipient with respect to such Service or service element, has expressly notified to the other Party or Affiliate in writing as not being required by the notifying Party or Affiliate whether in relation to its business or the business of its Affiliates or specifically in relation to this TSA;

“Existing Services” means services provided by the Parties or their Affiliates to each other immediately prior to the date hereof;

“Existing Third Party Agreement” means any Third Party Agreement in force as at the Service Commencement Date, as the same may be amended from time to time, and any extension, replacement or renewal of such agreement;

“Fairness Laws” means all applicable federal, state and local fair lending, fair housing, Unfair or Deceptive Acts or Practices and Unfair, Deceptive or Abusive Acts or Practices statutes;

“FAM” means felony and misdemeanor in the context of a county and lower court-level search;

“FIM” means felony including misdemeanor in the context of a county-level search;

“Force Majeure” has the meaning given in Section 14.1;

“Fraud Prevention Policy” means anti-fraud measures or policies that a Party’s Group shall have in place whenever it possesses, stores, processes or has access to the other Party’s Group’s Personal Data, as listed in Schedule 5;

“GLB Act” means the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.;

“Group” means, in relation to (i) a Party, that Party and its Affiliates, (ii) a Provider, that Provider and its Affiliates, and (iii) a Recipient, that Recipient and its Affiliates;

“Incidental Services” has the meaning given in Section 2.2.1;

“Indemnitees” has the meaning given in Section 8.3.1;

“Intellectual Property Rights” means (i) copyrights (including copyrights in any software), patents, database rights and rights in trademarks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“IPO” means the initial public offering of CFG’s shares;

“IS Requirements” means the information security policies that a Party’s Group shall have in place whenever it possesses, stores, processes or has access to the other Party’s Group’s Confidential Information (inclusive of Personal Data), as listed in Schedule 5;

“Level 1 Clearance” means individuals who will have no unaccompanied access to any Recipient facility, and no access to the Recipient’s information technology network or the Recipient’s Confidential Information;

“Level 2+ Clearance” means individuals who may have unaccompanied access to any Recipient facility, or any access to the Recipient’s information technology network or the Recipient’s Confidential Information;

“LIBOR” means the ICE Benchmark Administration Limited rate for deposits in £ (Sterling) (or its replacement) for a period of one month which appears on the relevant Reuters Screen rounded upwards to four decimal places at 11:00 a.m. (London Time) on the day specified for the determination of an interest rate (or, if such day is not a Business Day, such rate from the immediately preceding Business Day) and, if no such screen rate is available, the replacement rate or service selected by the TSA Committee;

“Licensable” means, with respect to any Intellectual Property Rights, that the Licensing Party, as applicable, has the power and authority to grant a license, sublicense or covenant as to such Intellectual Property Rights to the Licensed Party as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approval or waiver from any third party, (iii) materially impairing any of the existing rights in respect of such Intellectual Property Rights of the Licensing Party, (iv) imposing any additional material obligations on the Licensing Party relating to such Intellectual Property Rights, and/or (v) requiring the payment of any compensation to any third party.

“Licensed Party” means (i) the Provider in its capacity as a licensee for the purposes of the licenses granted in Section 12.2 and (ii) the Recipient in its capacity as a licensee for the purposes of the licenses granted in Section 12.1.

“Licensing Party” means (i) the Provider in its capacity as a licensor for the purposes of the licenses granted in Section 12.1 and (ii) the Recipient in its capacity as a licensor for the purposes of the licenses granted in Section 12.2.

“Losses” means losses, claims, damages, costs, charges and liabilities (including reasonable legal fees and disbursements) and “Loss” shall be construed accordingly;

“Mandatory Change” means a Change which is required as a consequence of any change in Regulation on or subsequent to the date hereof in order for (i) a Recipient to receive Services or to perform Recipient Dependencies and/or (ii) a Provider to provide (or procure the provision of) Services or to perform any of its other obligations under this TSA, in each case in compliance with Regulation;

“Migration” means the migration of Services in whole or part from the personnel and information technology systems or other facilities of a Provider, its Affiliates or Third Party Suppliers to the personnel and information technology systems or other facilities of a Recipient, and/or its Affiliates and/or Successor Providers, provided, however, that Migration does not require or otherwise give rise to an obligation on the part of a Provider, its Affiliates or Third Party Suppliers to grant any Successor Provider access to the Provider Systems;

“Migration Plan” shall have the meaning given in paragraph 2 of Schedule 3;

“Migration Principles” means the principles relating to Migration set out in Schedule 3;

“Monthly Charge” has the meaning given in Section 8.2.1;

“Non-Defaulting Party” has the meaning given in Section 6.7.1;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“Omitted Service” has the meaning given in Section 2.2.2;

“Party” means RBSG or CFG;

“Personal Data” of a disclosing Party means any data, information and/or records of or pertaining to the disclosing Party’s or an Affiliate’s customers (current, former or prospective) and employees (current, former or prospective) or its customers’ customers (current, former or prospective) or employees (current, former or prospective), including but not limited to names, addresses, telephone numbers, account numbers, account and transaction information and any other “Nonpublic Personal Information” as defined in the GLB Act relating to such individuals;

“Policies” means the policies and procedures listed in Schedule 5 (as may be amended from time to time in accordance with Sections 2.3.3 and 2.3.4), as applicable to RBSG or CFG;

“Provider” means each provider specified in the Service Schedule for the relevant Service;

“Provider Data” means all Confidential Information provided in relation to the Services to the Recipient, any member of the Recipient’s Group, or any Successor Provider, by or on behalf of the Provider or any member of the Provider’s Group or any Third Party Supplier;

“Provider’s Derivative IP” has the meaning given in Section 12.1.2(ii);

“Provider’s Existing IP” has the meaning given in Section 12.1.2(i);

“Provider’s Intellectual Property” means all Intellectual Property Rights owned by the Provider and shall include software in the Provider’s information technology infrastructure and systems that is owned by the Provider (such as scripts and batch tools) as is needed by the Recipient to receive the Services (in whole or part) or in relation to Migration;

“Provider’s New IP” has the meaning given in Section 12.1.2(iii);

“Provider Systems” means the information technology systems made available to the Recipient and its Affiliates pursuant to this TSA by or on behalf of the Provider, any member of its Group or any Third Party Supplier, which are supported and maintained by or on behalf of the Provider, any member of its Group or any Third Party Supplier;

“RBSG” means The Royal Bank of Scotland Group plc;

“RBSG Policies” means the policies and procedures of RBSG listed in Schedule 5A (as may be amended from time to time in accordance with Sections 2.3.3 and 2.3.4), including but not limited to RBSG’s Policy Framework, Information Security and policies on records management and retention;

“RBSG Recipient” means any of RBSG and its Affiliates that is a Recipient under any of the Service Schedules;

“Recipient” means each Recipient specified in the Service Schedule for the relevant Service;

“Recipient CHS” has the meaning given in Section 2.1.8;

“Recipient Data” means all Confidential Information:

(i)	including, without limitation, all Personal Data provided in relation to the Services to a Provider, any member of the Provider’s Group, or any Third Party Supplier, by or on behalf of the Recipient or any member of the Recipient’s Group; or

(ii)	generated by the Provider, any member of the Provider’s Group, or any Third Party Supplier in the course of providing the Services;

“Recipient Dependencies” means the obligations of a Recipient under this TSA including (i) those expressly identified as Recipient Dependencies in the Service Schedules and any other obligations of the Recipient otherwise set out in the description of the Services in the Service Schedules and (ii) any Recipient Dependencies added in accordance with Sections 2.2.2 and 2.2.3;

“Recipient’s Derivative IP” has the meaning given in Section 12.2.2(ii);

“Recipient’s Existing IP” has the meaning given in Section 12.2.2(i);

“Recipient’s Intellectual Property” means all Intellectual Property Rights owned by the Recipient and shall include software in the Recipient’s information technology infrastructure and systems that is owned by the Recipient (such as scripts and batch tools) as is needed by the Provider to provide the Services (in whole or part) or in relation to Migration;

“Recipient’s New IP” has the meaning given in Section 12.2.2(iii);

“Regulation” means any applicable law, regulation, regulatory constraint, obligation or rule (including any binding code of conduct and binding statement of principle incorporated and contained in such rules) applicable to the existence or operation of this TSA, the Recipient, the Provider, any Affiliate of the Provider, any Affiliate of the Recipient or the provision or receipt of the Services, the performance of any Recipient Dependency or the performance of either Party’s other obligations under this TSA from time to time;

“Report” means a Service Organization Control (SOC) 1 Type II Report (or substantially similar report in the event the SOC 1 Type II Report is no longer the industry standard) issued by an accounting firm which will cover, at a minimum, the policies, procedures and controls required by this TSA and the relevant Service Schedule;

“Revised Migration Date” means, for the relevant Service, the date that results from adding to that Service’s Scheduled End Date the period equal to the period of delay to the completion of Migration to the extent directly attributable to the material fault of the Provider for such Service, provided, however, that in no event shall any Revised Migration Date extend beyond December 31, 2016. For the avoidance of doubt, regardless of the length of the period of delay or whether Migration of a Service is complete as of December 31, 2016, a Revised Migration Date shall not be any date after December 31, 2016;

“Sales or Use Tax” means any sales or use tax or any similar tax imposed at the point of sale or on the use/consumption of goods and services;

“Scheduled End Date” means December 31, 2016 or, if an earlier date for cessation of services is specified in a Service Schedule with respect to a Service, then such sooner date as is specified for such Service. For the avoidance of doubt, a Scheduled End Date shall not be any date after December 31, 2016;

“Senior Nominees” means the senior individuals nominated by each Party;

“Separation Agreement” means the Separation and Shareholder Agreement between RBSG and CFG dated on or about the date of this TSA;

“Service Commencement Date” means the date hereof;

“Service Level” means the level of performance set out in Section 2.3.1;

“Service Provider CHP” means a Provider’s complaints handling policy for the relevant Service;

“Service Records” means complete and accurate records of, and supporting documentation for, all Services provided pursuant to this TSA;

“Service Schedule” means any of the Service Schedules in Schedule 1 of this TSA, each of which describes the terms and obligations of a Provider and a Recipient in relation to a particular Service;

“Service Term” means the period of provision of a Service which period shall start on the Service Commencement Date and expire (unless terminated earlier in accordance with this TSA) in accordance with the provisions of Section 6.2;

“Services” means:

(i)	the services (or any element of the services) specified in the Service Schedules;

(ii)	any Incidental Services provided pursuant to Section 2.2.1; and

(iii)	any Omitted Services added to the Service Schedules pursuant to Section 2.2.2; and

in each case as more specifically described in the Service Schedule for that Service and “Service” means any one of the Services;

“Staff” has the meaning given in Section 15.1.3;

“Successor Provider” means the entity or entities (which may include a Recipient or any member of its Group) succeeding a Provider in the provision or operation of services the same as or substantially similar to all or part of the Services;

“Tax” includes all forms of taxation and social security contributions and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in the United Kingdom, the United States or elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Recipient or any other person, together with all penalties, charges and interest relating to any of the foregoing;

“Tax Authority” means any body or organization in any jurisdiction having authority over a Party in relation to Tax;

“Third Party Agreements” means any agreements entered into between a Provider (or any member of its Group) and any third party for the provision of a service, goods, lease or license relating to, or necessary for, the provision of the Services or performance of any of the Provider’s other obligations under this TSA whether entered into before or after the date of this TSA;

“Third Party Consent” means any permission, consent, license, agreement, authorization or “right to use” required, from a third party (whether under a Third Party Agreement or otherwise):

(i)	by the Provider, to the extent necessary to allow the provision of the Services or performance of the Provider’s other obligations under this TSA by the Provider to or for the benefit of the Recipient or receipt of the Services by the Recipient; or

(ii)	by the Recipient, to the extent necessary for the Recipient to receive the benefit of the Services provided by the Provider under this TSA;

“Third Party Supplier” means any third party providing a service, goods, lease or license under a Third Party Agreement;

“TSA” means this transitional services agreement;

“TSA Committee” shall have the meaning set out in Section 9.1.1; and

“VAT” means United Kingdom value added tax imposed in compliance with EC Council Directive 2006/112 or any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere. Any reference in this TSA to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

1.2	Rules of Construction

Unless the context otherwise requires or except as otherwise expressly provided the following rules of construction shall apply to this TSA.

1.2.1	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.2.2	References to Persons and Companies

References to:

(i)	a person shall include any company, partnership, trust, joint venture, firm, association, unincorporated association, organization, or any government, state or local body or authority (whether or not having separate legal personality); and

(ii)	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.2.3	Schedules, Sections, Appendices, Paragraphs

References to this TSA shall include any Schedules to it and references to Sections and Schedules are to Sections of, and Schedules to, this TSA. References to paragraphs and appendices are to paragraphs and appendices of the Schedules. All Schedules are an integral part of this TSA.

1.2.4	Headings

The article, Section and paragraph headings contained in this TSA are for reference purposes only and shall not affect in any way the meaning or interpretation of this TSA.

1.2.5	Includes, in writing

The words “includes” and “including” shall mean “include without limitation” and “including without limitation”, respectively. The words “in writing” means any communication made by letter (but not, for avoidance of doubt, electronic mail) and “written” shall be interpreted accordingly.

1.2.6	Agreed

References to “agreed” mean, in relation to any document, that document in the form agreed and, for the purposes of identification, signed or initialed by or on behalf of each Party by a duly authorized representative, with such alterations as the Parties agree in writing.

1.2.7	Information

References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.2.8	References to Law

References to a statute or statutory provision include:

(i)	that statute or provision as modified or amended from time to time, whether before or after the date of this TSA; and

(ii)	any subordinate legislation or regulation made from time to time under that statute or statutory provision, including (where applicable) that statute or statutory provision as modified or amended.

1.2.9	Precedence

If there is any conflict, apparent conflict or ambiguity in or between any of the sections of this TSA set out below, the sections will be applied in the following order of precedence with the sections higher in the order of precedence prevailing over the Parties:

(i)	the Sections of this TSA;

(ii)	the Schedules to this TSA; and

(iii)	any other document referred to in this TSA.

1.2.10	Costs

Any reference to “costs” shall mean costs (including internal costs arising in respect of personnel and other related costs) and expenses (including charges, fees and other amounts payable to third parties).

2	Performance of Services

2.1	Provision of Services and Relief

2.1.1	Each Provider specified in a Service Schedule shall provide the Services to the relevant Recipient specified in that Service Schedule for the relevant Service Term in accordance with the terms of this TSA. CFG shall timely pay for all Services provided to a CFG Recipient (regardless of whether it is the Recipient, its Affiliate or any of their respective third party service providers who receive the Services) and RBSG shall timely pay for all Services provided to an RBSG Recipient (regardless of whether it is the Recipient, its Affiliate or any of their respective third party service providers who receive the Services), in each case in accordance with the terms of this TSA.

2.1.2	A Provider shall provide the Services only to the Recipient specified in the relevant Service Schedule. If a Recipient wishes to add or substitute an Affiliate as a Recipient, such addition or substitution must be agreed in accordance with the Change Control Procedure. The applicable Provider shall not unreasonably withhold or delay its consent to add such requested Affiliate as a Recipient.

2.1.3	If the Provider wishes to provide Services to the Recipient via any additional Affiliate or substitute an Affiliate as Provider, such addition or substitution must be agreed in accordance with the Change Control Procedure. The applicable Recipient shall not unreasonably withhold or delay its consent to add such requested Affiliate as a Provider.

2.1.4	Without prejudice to the Mandatory Change provisions set out in Section 10.2, a Provider shall not be in breach of this TSA to the extent that it is unable to provide any of the Services or perform any of its other obligations under this TSA, in each case to the extent that to do so would result in a breach of Regulation, so long as, if and to the extent commercially practicable, such Provider has promptly notified the applicable Recipient of such prohibition, has consulted with the applicable Recipient to explain why the Provider reasonably believes such prohibition applies, and has worked together with the Recipient in good faith to either arrange for modification of the relevant Service(s) at issue or a transition of such Service(s) to a Successor Provider. For the avoidance of doubt, the transition of any Service(s) to a Successor Provider pursuant to this Section 2.1.4 terminates the applicable Service(s) and related Service Schedule(s) under this TSA and does not create a Third Party Agreement for which the Provider is responsible for the remainder of the Service Term(s) with respect to the affected Service(s).

2.1.5	Subject to the requirements set forth below, a Provider may subcontract the provision of any or all of the Services or any of the Provider’s other obligations under this TSA. Except in relation to an Existing Third Party Agreement:

(i)	in selecting the subcontractor in question, the Provider shall have followed its applicable Policies on vendor procurement and approval;

(ii)	the Provider will notify the Recipient in advance of entering into any subcontract at a meeting of the TSA Committee;

(iii)	the Provider shall ensure any Third Party Consent that is required for the Recipient to receive the Services (and to sublicense to the extent necessary to receive the full benefit of the Services) is obtained and maintained for the duration of the applicable Service Term;

(iv)	the Provider shall not be entitled to increase the Charges to reflect any increase in the costs incurred by the Provider under that subcontract, compared to the costs previously incurred by the Provider, other than to the extent it would have been permitted to do so, had it not entered into the subcontract; and

(v)	the Provider shall furnish the Recipient with information about the subcontractor in question which is reasonable for diligence purposes, and the Recipient approves of the use of the subcontractor via the Change Control Procedure, with such approval not to be unreasonably withheld or delayed.

2.1.6	Each Party shall be primarily liable under this TSA for any default in the performance of obligations under this TSA by any Provider in such Party’s Group, as well as any such default by any subcontractor of such Provider.

2.1.7	In the event that the Provider is to participate in any credit or other business decision with respect to the Recipient’s customers or potential customers under a Service Schedule, then prior to commencing any Services under such Service Schedule, the Provider shall distribute to each of its personnel who may have such interaction or make such a decision the following Fairness Statement:

FAIRNESS STATEMENT

The fair and equal treatment of [SERVICE RECIPIENT’S] customers, without regard to race, sex, sexual orientation, color, national origin, religion, age, marital status, disability, or any other prohibited basis, is an integral part of [SERVICE RECIPIENT’S] fundamental mission of providing quality financial services to existing and prospective customers. Denying any segment of society equal access to basic economic opportunities is morally repugnant and has no place in our society. Only through all of our efforts can we ensure that every bank customer and credit applicant receives fair and equal treatment and that we have helped each member of the communities that [RECIPIENT] serves reach his or her full potential.

The Provider shall be responsible for ensuring that it and its personnel have reviewed and understand the above Fairness Statement as well as its and their obligations thereunder, and shall comply therewith as well as, subject to the Change Control Procedure with respect to any changes in Regulation occurring after the date hereof, with Fairness Laws. In the event that the Provider detects any incident or activity which constitutes or results in a violation of Fairness Laws with respect to any matter relating to this TSA, the Provider will immediately notify the Recipient.

2.1.8	In the event that the Provider interacts directly with the Recipient’s customers or potential customers in the course of providing Services hereunder, then the Provider agrees that, subject to the Change Control Procedure with respect to any changes in Regulation subsequent to the date hereof:

(i)	the Services will be performed in accordance with any and all laws relating to the handling of customer complaints that are applicable to the Services (“CC Laws”),

(ii)	the Provider shall not take, or omit to take, any act that could reasonably be expected to lead to the Recipient being in breach of any CC Law, and

(iii)	it shall have in place and comply with its own complaints handling policy (the “Service Provider CHP”) to ensure that the Provider complies with all CC Laws.

The Provider further agrees that the Services shall be performed in accordance with the Recipient’s complaint handling standard (as in effect on the date hereof and listed in Schedule 5, the “Recipient CHS”); provided that for the purposes of this Section 2.1.8, the Provider shall be deemed to be in compliance with the Recipient CHS if the applicable Service Schedule contains agreed terms relating to complaint monitoring, investigations, escalation procedures, expected timescales and Service Level and Provider complies with such requirements. The Provider shall immediately notify the Recipient in writing of any suspected or known breach of the Service Provider CHP or any CC Law.

2.2	Incidental and Omitted Services

2.2.1	From the Service Commencement Date:

(i)	each Provider shall provide, with no change to the Charges, in addition to the Services, any other services, functions and responsibilities which are reasonably necessary for or incidental to, or which otherwise constitute an integral part of, the provision of the Services provided by such Provider, provided that no such service, function or responsibility that was not provided during the six months (or, if applicable, such shorter period) prior to the Service Commencement Date shall be required to be provided pursuant to this provision; and

(ii)	each Recipient shall provide, with no change to the Charges, in addition to the applicable Recipient Dependencies set out in the Service Schedules, any information, cooperation and assistance and undertake any other responsibilities which are reasonably necessary for or incidental to, or which otherwise constitute an integral part of, the performance of the Recipient Dependencies or the receipt of the Services set out in the Service Schedules, provided that no such information, cooperation and assistance or any other responsibility that was not provided during the six months (or, if applicable, such shorter period) prior to the Service Commencement Date shall be required to be provided pursuant to this provision, these being “Incidental Services”.

2.2.2	Without limiting Section 2.2.1, if, during the six months immediately following the Service Commencement Date, either Party identifies any Service or any element of a Service (including any Recipient Dependency) that:

(i)	was provided by or on behalf of a Provider to a Recipient or any of its Affiliates (or, in the case of a Recipient Dependency, was a dependency in respect of such provision) during the six months (or, if applicable, such shorter period) prior to the Service Commencement Date;

(ii)	is not included in the Services set out in the Service Schedules or is not appropriately documented within the relevant Service Schedule; and

(iii)	is not an Excluded Service

(an “Omitted Service”), such Omitted Service shall, upon the relevant Party’s request, be deemed to form part of the Services and the Parties shall amend or create the relevant Service Schedule accordingly, including by adding (i)(a) an additional Charge to reflect the additional cost and appropriate margin, if any, to the Provider of the Omitted Services, to the extent that such cost and margin were not taken into account when calculating (and accordingly were not a constituent part of) the Charges for the Services excluding the Omitted Service, and (b) any Recipient Dependency that such Omitted Service is dependent upon; or (ii) any Recipient Dependency that was omitted from an existing Service Schedule. The Parties shall act reasonably and in good faith in agreeing whether and to what extent an additional Charge is payable pursuant to this Section 2.2.2. Disagreement on the Charge for an Omitted Service shall be resolved in accordance with Section 11.

2.2.3	If at any time more than six months after the Service Commencement Date an Omitted Service is identified, such Omitted Service may be added to the relevant Service Schedule only via the Change Control Procedure.

2.3	Standard of Service

2.3.1	Each Provider shall provide each of the Services:

(i)	in the same manner and with the same skill and care as they were provided to the applicable Recipient during the six-month period (or, if applicable, such shorter period) prior to the Service Commencement Date;

(ii)	if so specified for a Service, in accordance with any specified Service Level within a Service Schedule for the relevant Service; and

(iii)	if no Service Level is specified within a Service Schedule for the relevant Service, with the same priority and with the same level of service as they were provided to the applicable Recipient during the six-month period (or, if applicable, such shorter period) prior to the Service Commencement Date.

2.3.2	Subject to the Change Control Procedure with respect to any change in Regulation coming into effect after the date hereof, the Provider shall provide and procure the provision of the Services in compliance with the Regulation applicable to the Provider.

2.3.3	Subject to the Change Control Procedure with respect to any change in Regulation coming into effect after the date hereof, the Provider shall provide and procure the provision of the Services in accordance with the Policies applicable to the Provider.

2.3.4	Without prejudice to Section 2.3.3, each Party shall ensure that, as part of the meetings of the TSA Committee, it notifies the other Party of any changes it has made to the Policies (and, to the extent reasonably practicable, of any proposed changes to the Policies). Notwithstanding the foregoing, if and to the extent that any proposed change to the Policies would materially increase the risk or reduce the operational controls available to the Provider or the Recipient in connection with the provision or receipt of the Services or materially increase the cost or reduce the benefit to the Recipient in receiving the Services or the Provider in providing the Services (an “Adverse Policy Change”), the relevant Party shall undertake an impact assessment in advance of the change being implemented and involve the other Party in that impact assessment. In respect of any Adverse Policy Change the Parties shall, acting reasonably and in good faith, develop, agree and implement a remedial plan with the objective of mitigating any material increase in risk or reduction in operational controls available to the Provider or the Recipient in connection with the provision or receipt of the Services or material increase in the cost or reduction in the benefit to the Recipient or Provider in receiving or providing the Services. Any obligations set out in the Service Schedules which require compliance with policies shall be construed as referring to the Policies.

2.3.5	If and to the extent a Provider is aware of any material failure, or any circumstances that, in the Provider’s reasonable opinion, would be reasonably likely to result in a material failure, to provide any material part of the Services in accordance with Section 2.3.1, 2.3.2 or 2.3.3, then, without prejudice to the Recipient’s other rights and remedies, the Provider shall as soon as reasonably practicable:

(i)	inform the Recipient (and the TSA Committee) of such failure or potential failure (and, if known, what the Provider considers to be the cause of the problem);

(ii)	advise the Recipient of the remedial efforts being undertaken with respect to that failure or to prevent that potential failure; and

(iii)	subject to any duty of confidentiality owed by the Provider, provide the Recipient with further information in relation to the failure or potential failure if and to the extent that information has been produced by, or is otherwise in the possession or control of, the Provider or any of its Affiliates for its own purposes and the Recipient reasonably requires that information at the time in order to manage communications with its customers, employees, investors, suppliers and any Competent Authority.

2.4	Recipient Dependencies

2.4.1	Each Service Schedule shall specify any “Recipient Dependencies” for the relevant Service, which are, above and beyond a Recipient’s general obligations under Section 2.2.1(ii) with respect to such Services, specific obligations to be performed by the Recipient under that Service Schedule in order for the Provider under that Service Schedule to be able to provide the relevant Service to the Recipient.

2.4.2	If and to the extent a Recipient is aware of any material failure, or any circumstances that, in the Recipient’s reasonable opinion, would be reasonably likely to result in a material failure, to perform any material part of the Recipient Dependencies that are set out in a Service Schedule in accordance with this TSA, then, without prejudice to the applicable Provider’s other rights and remedies, the Recipient shall, as soon as reasonably practicable:

(i)	inform the Provider of such failure or potential failure and, if known, what the Recipient considers to be the cause of the problem; and

(ii)	undertake appropriate remedial efforts and promptly advise the Provider of the remedial efforts being undertaken with respect to that failure or to prevent that potential failure.

2.4.3	Without prejudice to any right or remedy of a Provider under this TSA in respect of any other obligations of the Recipient (including in relation to any Recipient Dependency or any Incidental Service performed by a Recipient which is not set out in a Service Schedule), if and to the extent the Recipient fails to perform a Recipient Dependency that is set out in a Service Schedule, Section 2.4.4 sets out the Provider’s sole and exclusive remedy in respect of the failure by the Recipient to meet that Recipient Dependency other than with respect to:

(i)	any such failure which causes unauthorized or unlawful access by a third party to the Provider’s computing systems or loss or corruption of the Provider’s data; or

(ii)	any obligation of the Recipient to pay any amount (including any Charges) to the Provider under this TSA.

2.4.4	Each Party recognizes that each Provider is reliant and dependent on the performance of the Recipient Dependencies in order to provide the Services and to perform its other obligations under this TSA. A Provider shall not be in breach of this TSA to the extent that its failure to provide the Services or perform its other obligations under this TSA is a result of a breach by the Recipient of a Recipient Dependency (provided that such relief shall not prejudice any rights or remedies of the Recipient in respect of any prior breach by the Provider, to the extent that such prior breach caused the Recipient’s breach of the relevant Recipient Dependency and was not itself caused by a breach by the Recipient of a Recipient Dependency). Any disputes relating to the Provider’s relief from a breach by the Recipient of a Recipient Dependency shall be resolved in accordance with Section 11. Nothing in this Section 2.4.4 shall exclude or limit the liability of the Provider in relation to any failure to provide the Services or perform its other obligations under this TSA to the extent that such failure is not the result of a breach by the Recipient of a Recipient Dependency.

2.4.5	A Recipient shall not be in breach of this TSA to the extent that its failure to perform a Recipient Dependency is a result of a breach by the applicable Provider of an obligation of the Provider (provided that such relief shall not prejudice any rights or remedies of the Provider in respect of any prior breach by the Recipient, to the extent that such prior breach caused the Provider’s breach of the relevant obligation and was not itself caused by a breach of the Provider’s obligations under this TSA). Nothing in this Section 2.4.5 shall exclude or limit the liability of the Recipient in relation to any failure to perform a Recipient Dependency to the extent that such failure is not the result of a breach by the Provider of its obligations under this TSA.

2.5	Service Reporting

2.5.1	From the Service Commencement Date and thereafter until the Scheduled End Date, each Provider shall, with respect to each Service for which the Service Schedule requires a certain Service Level:

(i)	record the actual service level achieved for such Service in each calendar month against the relevant Service Level; and

(ii)	on a quarterly basis (or such alternate frequency if so specified in the relevant Service Schedule) report its performance in respect of the applicable Service Level.

2.5.2	At the TSA Committee, the Parties will review each Provider’s performance against the Service Levels for the previous reporting period. In the event that a Provider has failed to meet any Service Level, that Provider shall present an appropriate action plan detailing steps to remedy the situation.

3	Third Party Suppliers

3.1	Termination, Expiry or Renewal of Third Party Agreements

3.1.1	If, during a Service Term:

(i)	a Third Party Agreement is terminated by a Provider (or any member of its Group) or by the Third Party Supplier (for any reason other than Force Majeure (for which Section 14.2 shall apply) or for insolvency of the Third Party Supplier (for which Section 3.1.7 shall apply));

(ii)	a Third Party Agreement expires or is terminated other than as provided in Section 3.1.1(i); or

(iii)	a Third Party Agreement otherwise ceases to be available to a Provider for the provisions of Services to a Recipient (for example, by virtue of application of a change of control or similar provision), and that Third Party Agreement is required for the provision or receipt of any Service or the performance of any obligation of the Provider or the applicable Recipient, then subject to the provisions of Section 3.1, the Provider shall use commercially reasonable efforts to implement such arrangements as are necessary to ensure continuity of the relevant Service on the same terms of the relevant Service Schedule and this TSA, unless otherwise agreed by the Parties in advance through the TSA Committee.

3.1.2	Each Provider shall, acting reasonably and in good faith, involve the applicable Recipient to the extent within its reasonable control in any negotiations with any Third Party Supplier in relation to any material change to, or extension, renewal or replacement of, a Third Party Agreement and migration to an alternative Third Party Supplier if and to the extent such change, extension, renewal or replacement would be reasonably likely to materially impact the relevant Service or the Charges for such Service provided under a relevant Service Schedule and this TSA, in each case in respect of the period from the date hereof until the end of the Service Term (and in such event shall to the extent within its reasonable control permit the Recipient to negotiate with the relevant Third Party Supplier in respect of any increase in the Provider’s costs of implementing such change, extension, renewal, replacement or migration unless the Provider agrees to bear such increased costs and not change the Charges for the Service).

3.1.3	The Recipient shall not unreasonably withhold or delay its approval of the costs referred to in Section 3.1.2. Any disputes as to the Recipient’s payment of such costs shall be resolved by the TSA Committee.

3.1.4	Each Party shall use commercially reasonable efforts to mitigate to the extent within its reasonable control any costs required to be incurred in respect of the negotiation and implementation of any change to, or extension, renewal or replacement of, a Third Party Agreement and migration to an alternative Third Party Supplier.

3.1.5	Each Provider shall ensure that, to the extent reasonably practicable, as part of the meetings of the TSA Committee, it gives the Recipient reasonable advance notice of any Third Party Agreements which are expected to be breached or due to expire, terminate or be renewed.

3.1.6	Notwithstanding the provisions of Section 3.1.1, prior to any termination or expiry or renewal of a Third Party Agreement, the Parties shall consult with each other to determine whether, upon termination or expiry of the relevant Third Party Agreement, the applicable Recipient wishes to establish independent arrangements for the Service to which such Third Party Agreement relates. The applicable Provider shall, to the extent reasonably practicable, give the Recipient reasonable advance notice of that termination, expiry or renewal. If the Recipient elects to terminate the affected Service and migrate to a Successor Provider, then the Parties shall agree the changes (if any) that need to be made to the relevant Service Schedules and related Charges.

3.1.7	In the event of the insolvency of a Third Party Supplier required for the provision or receipt of a Service or the performance of any obligation of the Provider or the applicable Recipient for such Service, the Provider may discontinue (which, for the avoidance of doubt, shall include electing not to replace) such Service without the discontinuance being a breach or causing any liability of the Provider to the relevant Recipient.

3.1.8	For the avoidance of doubt, the provisions of Section 3.1.1 through Section 3.1.7, inclusive, shall not affect the rights of a Provider to terminate a Service, or for a Service to terminate, pursuant to Section 6 hereof.

3.2	Changes in Third Party Supplier Costs

3.2.1	Except as provided in Section 3.1, in the event that a Third Party Supplier increases or decreases its fees in relation to a Service during a Service Term:

(i)	the affected Provider shall promptly notify the TSA Committee of the change in fees, with such notice to include supporting documentation as might reasonably be expected to explain the change in fees to the affected Recipient; and

(ii)	the Charges for the relevant Service shall be adjusted accordingly.

3.2.2	In the event that a Third Party Supplier increases or decreases its fees (including but not limited to a change in fees owing to a material change in volume or usage by the Recipient) in relation to a Service (or portion of a Service) for which, pursuant to the applicable Service Schedule, the Third Party Supplier directly invoices the Recipient, the applicable Recipient shall promptly inform the TSA Committee of such change in fees.

3.3	Relationship with Third Party Suppliers

3.3.1	So far as it relates to the provision of a Service or the performance of a Provider’s other obligations under this TSA, the Provider shall manage exclusively its relationship with Third Party Suppliers and the applicable Recipient shall not discuss with any Third Party Supplier the provision of the Services or the performance of the Provider’s other obligations under this TSA, except:

(i)	to the extent required to do so by a court, competent judicial authority and/or a Competent Authority;

(ii)	as agreed by the TSA Committee;

(iii)	as may be necessary to pay invoices for a Service for which, pursuant to the applicable Service Schedule, a Third Party Supplier directly invoices the Recipient or to make a query about such an invoice;

(iv)	as may otherwise be expressly permitted by a Service Schedule or otherwise by this TSA (including the Migration Principles); or

(v)	if in the Provider’s opinion and only to the extent reasonably necessary in order for the Recipient to be able to receive the Services under the applicable Service Schedule,

provided in each case that the applicable Recipient has notified the Provider in advance (if and to the extent permitted to do so under Regulation) through the TSA Committee.

3.4	Liability for Third Party Suppliers

3.4.1	If a Provider breaches this TSA as a result of the acts or omissions of a Third Party Supplier, the Provider’s liability is subject to the Section 8.2 limitations and caps on liability.

3.4.2	Notwithstanding the limitations in Section 3.4.1, any amounts recovered by a Provider from a Third Party Supplier which are in relation to Losses incurred as a result of the acts or omissions of the Third Party Supplier shall be divided among the Provider and Recipient in proportion to their Losses, provided, however, that any amounts paid over to the Recipient shall not exceed the amount of the Recipient’s Losses. For the avoidance of any doubt:

(i)	any amounts paid over to a Recipient pursuant to this Section 3.4.2 are independent of and not to be part of any limitations or caps on the liability of the Parties as set forth in Section 8.2; and

(ii)	if a Provider’s commercially reasonable efforts to recover such amounts from a Third Party Supplier are unsuccessful, such a failure to recover any amounts is not a breach and is not a liability of the Provider.

3.4.3	Without prejudice to the Parties’ rights and obligations in relation to mitigation of losses at law or in equity, each Provider and Recipient shall use commercially reasonable efforts to mitigate the quantum of Losses and/or any other adverse consequences incurred or suffered by the Recipient and members of the Recipient’s Group as a result of the breach of a Third Party Agreement by a Third Party Supplier (to the extent a Party is aware of such breach).

4	Price and Payment

4.1	Charges

4.1.1	In relation to a Service for which, pursuant to the applicable Service Schedule, the Provider issues an invoice, each Party shall pay on behalf of the Recipients in its Group to the applicable Provider the Charges as set forth in the relevant Service Schedule in respect of the provision of the relevant Services and the performance of other obligations of the Provider under this TSA, provided that a relevant invoice has been rendered in accordance with Section 4.2.

4.1.2	In relation to a Service (or portion of a Service) for which, pursuant to the applicable Service Schedule, a Third Party Supplier directly invoices the Recipient, each Party shall ensure that the Recipients in its Group make timely payments directly to the applicable Third Party Supplier.

4.1.3	Without prejudice to the rights and remedies of either Party, if a Recipient is unable to undertake an activity on the date allocated to it in the Migration Plan owing to the material fault of the other Party and as a consequence the date of completion of Migration of a Service is after the Scheduled End Date then:

(i)	the Parties shall submit the matter to the TSA Committee and, acting reasonably and in good faith, work together to reschedule such activity in a manner that minimizes any delay to completion of Migration and agree to an adjustment of Charges as is appropriate to reflect the extent and materiality of the fault;

(ii)	the Recipient shall continue to pay Charges (subject to any adjustments made pursuant to Section 4.1.3(i)) until the Revised Migration Date; and

(iii)	the Scheduled End Date in the relevant Service Schedule shall be construed as a reference to the Revised Migration Date.

4.1.4	Unless otherwise expressly stated in or contemplated by this TSA, the Charges are the only amounts payable by the Recipient in respect of the Services.

4.2	Invoicing Procedures and Payment Due

4.2.1	The Charges for any Service shall be invoiced by RBSG or CFG as the Provider of that Service in accordance with this Section 4.2 and each invoice shall be substantially in the form of the template attached in Schedule 2 applicable to the relevant Provider. Invoices shall be sent to the address for invoices specified in the Service Schedule to which the relevant invoice relates.

4.2.2	The Charges with respect to any month shall be invoiced by the Provider:

(i)	if CFG or an Affiliate of CFG is the Provider, within 30 days following the end of the month after which the relevant Services are provided or obligations are performed, or in respect of which the Charges are otherwise due or the relevant costs incurred by the Provider. To the extent applicable, a true-up of Charges for a Service shall be invoiced as indicated in the Service Schedule to which the true-up relates;

(ii)	if an Affiliate of RBSG within the United States is the Provider, within 30 days following the end of the month after which the relevant Services are provided or obligations are performed, or in respect of which the Charges are otherwise due or the relevant costs incurred by the Provider. To the extent applicable, a true-up of Charges for a Service shall be invoiced as indicated in the Service Schedule to which the true-up relates; or

(iii)	if RBSG or an Affiliate of RBSG outside the United States is the Provider, within 30 days following the end of the quarter after which the relevant Services are provided or obligations are performed, or in respect of which the Charges are otherwise due or the relevant costs incurred by the Provider. To the extent applicable, a true-up of Charges for a Service shall be invoiced on an annual basis in the month of February.

Payment on all invoices shall be due to the applicable Party within 30 days of receipt of the relevant invoice.

4.2.3	If any part of the Charges is subject to a bona fide dispute, then that part of the Charges subject to dispute shall be referred to the TSA Committee and any part of the Charges that is not subject to dispute is to be paid pursuant to this Section 4.

4.2.4	Any amount due under this TSA for which a time for payment is not otherwise specified shall be due and payable within 30 days of the receipt of a valid invoice for such amount.

4.2.5	Payments due in respect of a Service pursuant to this TSA shall be made to the account specified in the relevant Service Schedule or such other account as the Provider may notify the Recipient from time to time.

4.3	Payments Gross

All sums payable by a Party under this TSA, including any payment pursuant to an indemnity, compensation or reimbursement provision, shall be invoiced and paid in U.S. dollars, British pounds sterling or Euros, free and clear of any deductions, withholdings, set-offs or counterclaims, save only as may be required by law. If any deductions or withholdings are required by law (including with respect to any payment made pursuant to this Section 4.3), the Party making the payment shall be obliged to pay to the other Party 50% of the amount deducted or withheld with respect to the payment. The Parties shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant tax treaty) to which they are entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to this Section 4.3 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer. If the recipient of a payment to which this Section 4.3 applies receives a credit for or refund of any Tax payable or actually realizes a similar benefit by reason of any deduction or withholding for or on account of Tax, then it shall reimburse to the other Party an amount equal to 50% of such credit, refund or benefit. The Parties shall cooperate and use commercially reasonable efforts to mitigate any deduction or withholding determined to be required by law.

4.4	Interest

If any Party defaults in the payment when due of any sum payable under this TSA (howsoever determined), the liability of that Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at a rate per annum of 250 basis points above LIBOR.

4.5	Value Added Tax and Sales or Use Tax

All amounts payable under this TSA shall be deemed to be exclusive of any applicable VAT, Sales or Use Tax. If any amount falling due under this TSA (from whatever cause) is subject to VAT, Sales or Use Tax, then the applicable Recipient shall bear the cost of such taxes in the manner described below.

In the case of VAT, if any amount falling due under this TSA constitutes the consideration for a taxable supply of goods and/or services for VAT purposes, the applicable Recipient shall, where the Provider is the person liable to account for the applicable VAT to the relevant Tax Authority, pay VAT in addition to and at the same time as the amount so falling due, against delivery of a valid VAT invoice. Where the applicable Recipient is the person liable to account for the applicable VAT to the relevant Tax Authority, such Recipient shall pay such VAT directly to the Tax Authority.

In the case of Sales or Use Tax, if any amount falling due under this TSA is subject to Sales or Use Tax, the applicable Recipient shall, where the Provider is the person liable to account for the applicable Sales or Use Tax to the relevant Tax Authority, pay amounts equal to such Sales or Use Tax in addition to and at the same time as the amounts so falling due, against delivery of an invoice itemizing the computed tax. Where the applicable Recipient is the person liable to account for the applicable Sales or Use Tax to the relevant Tax Authority, such Recipient shall pay such Sales or Use Tax directly to the Tax Authority.

Where under the terms of this TSA one Party is liable to indemnify or reimburse the other Party in respect of any costs, such payment shall, to the extent required by the preceding sentences of this Section 4.5, be increased to include any applicable Sales or Use Tax or VAT, but in the case of VAT shall exclude the amount of any recoverable input tax of the other Party (or the representative member of any group of which that Party is a member for VAT purposes in respect of such costs), and that other Party shall use commercially reasonable efforts (and shall procure that any such relevant representative member shall use commercially reasonable efforts) to recover such amount of VAT as may be practicable.

The Parties agree to cooperate and to use commercially reasonable efforts to reduce or mitigate liability for, or to obtain available refunds of, any applicable Sales or Use Tax or VAT.

5	Representations, Warranties and Mutual Obligations

5.1	Representations and Warranties

5.1.1	Each Party represents and warrants to the other that as at the date hereof:

(i)	it is duly constituted, organized and validly existing under the laws of the jurisdiction of its incorporation;

(ii)	it has the legal right and full power and authority to execute and deliver, and it and its Affiliates, as applicable, have the legal right and full power and authority to exercise its and their rights and perform its and their obligations under, this TSA, the Service Schedules and any documents which are to be executed by it or any of them pursuant to this TSA;

(iii)	its and its Affiliates’ contemplated provision or receipt, as applicable, of Services in the Service Schedules does not conflict with any other contract to which it is a Party;

(iv)	this TSA and the contemplated provision of the Services by it or any Affiliate pursuant to the Service Schedules is compliant in all material respects with all Regulation applicable to it and them, including, for the avoidance of any doubt and to the extent applicable, Regulation W of the Board of Governors of the Federal Reserve System;

(v)	this TSA and the contemplated receipt of the Services by it or any Affiliate pursuant to the Service Schedules is compliant in all material respects with all Regulation applicable to it and them, including, for the avoidance of any doubt and to the extent applicable, Regulation W of the Board of Governors of the Federal Reserve System;

(vi)	it is satisfied that all Charges for the Services provided hereunder were negotiated and determined on an arm’s-length basis;

(vii)	its and its Affiliates’ contemplated provision or receipt, as applicable, of Services in the Service Schedules is compliant in all material respects with the Policies applicable to it and them;

(viii)	the manner, priority and level of service (including any applicable Service Levels), skill and care as provided by each Provider of services to it or its Affiliates in respect of the Existing Services during the six-month period (or, if applicable, such shorter period) prior to the date hereof is adequate and sufficient for its needs;

(ix)	its provision or receipt, as applicable of Existing Services by it and its Affiliates during the six-month period (or, if applicable, such shorter period) prior to the date hereof was compliant with all Regulation applicable to it and them;

(x)	its and its Affiliates’ possession, storage, processing or access to the other Party’s and its Affiliates’ Personal Data during the six-month period (or, if applicable, such shorter period) prior to the date hereof was compliant in all material respects with the applicable Fraud Prevention Policy;

(xi)	its and its Affiliates’ possession, storage, processing or access to the other Party’s and its Affiliates’ Confidential Information during the six-month period (or, if applicable, such shorter period) prior to the date hereof was compliant in all material respects with the applicable Fraud Prevention Policy;

(xii)	its and its Affiliates’ provision or receipt, as applicable, of Existing Services during the six-month period (or, if applicable, such shorter period) prior to the date hereof was compliant in all material respects with the Policies applicable to it and them; and

(xiii)	its and its Affiliates’ provision or receipt, as applicable, of Existing Services during the six-month period (or, if applicable, such shorter period) prior to the date hereof complied with the requirements, including any specified Service Level, for the corresponding Services as set forth in the Service Schedules hereto.

5.2	General Obligations

5.2.1	Each Party shall and shall cause its Affiliates to:

(i)	subject to the Change Control Procedure with respect to any change in Regulation after the Service Commencement Date, comply with Regulation in connection with the performance of its obligations under this TSA including (in the case of a Provider) its provision of the Services and (in the case of a Recipient) its receipt of the Services;

(ii)	perform its obligations under this TSA, including (in the case of a Provider) its provision of the Services and (in the case of a Recipient) its receipt of the Services;

(iii)	provide on a timely basis such information and data as the other Party may reasonably require for the purposes of the provision of the Services; and

(iv)	participate in discussions regarding the provision or receipt of the Services (as applicable) to the extent reasonably required by the other Party in order to enable the Services to be properly provided or received.

5.2.2	Without prejudice to the Mandatory Change provisions set out in Section 10.2, each Party shall promptly notify the other upon becoming aware of any proposed changes to a Regulation or new Regulation which will or are likely to impact the provision or receipt of the Services.

5.2.3	If a Party or any of its Affiliates or, to its knowledge, any Third Party Supplier is subject to any investigation by any Competent Authority and such investigation is relevant to the performance of the obligations under this TSA, then, to the extent permitted by Regulation and the Competent Authority, the Party shall as soon as reasonably practicable notify the other Party of such investigation (such notice to contain reasonable detail relating to the reason for the investigation and why it is relevant to the provision or receipt of the Services). The Parties agree to cooperate to the extent reasonable in the event of any such investigation.

6	Term and Termination

6.1	TSA Term

This TSA shall come into effect on the date of its execution and, subject to earlier termination in accordance with its terms, automatically terminate without the need for further action by either Party on the earlier of (i) the date of expiry of the last Service Term and (ii) the Scheduled End Date (both being subject to any extensions pursuant to Section 4.1.3).

6.2	Service Term

Subject to Sections 6.3 to 6.7 (inclusive) each Service Term shall automatically expire without the need for further action by either Party on the date specified in the applicable Service Schedule or, if none is specified, the Scheduled End Date (subject to any extensions pursuant to Section 4.1.3).

6.3	Service Term Extension

6.3.1	If the Recipient wishes to continue to receive a Service after the expiry of the relevant Service Term (or any period previously specified by the Recipient in accordance with this Section) owing to the material fault of the Provider pursuant to Section 4.1.3, it must give, together with an explanation as to why such extension is attributable to the material fault of the Provider, notice to specify the period for which the Recipient wishes to continue to receive the Service; provided, however, that such extension period shall not extend beyond December 31, 2016.

6.3.2	Promptly upon receipt of such notice, the relevant Provider shall indicate if it:

(i)	agrees, in which case the Service Term shall be extended until the Revised Migration Date; or

(ii)	disagrees, as to either the degree of fault attributed to it or the period for which the relevant Service should be extended, in which case such dispute shall be resolved pursuant to Section 11.

6.4	Termination on Notice

6.4.1	Notwithstanding any other provision of this TSA, the Recipient may terminate any of the Services, or any separable part of the Services, by providing the Provider with mailed notice of such termination, such notice to be:

(i)	at least the period of notice specified in the relevant Service Schedule for the termination of that Service; or

(ii)	if no such notice period is specified, at least three months’ notice.

6.4.2	The Recipient is not responsible or liable for any Provider costs incurred as a result of an early termination notice made in compliance herewith; provided, however, that a Recipient shall reimburse the Provider for any costs incurred by the Provider as a result of a Service being terminated early by the Recipient where such Service is provided pursuant to a Third Party Agreement which was renewed, extended or replaced after the Service Commencement Date.

6.4.3	If a Service Schedule expressly permits the Provider to terminate the relevant Service upon notice, then, notwithstanding any other provisions of this TSA, such Provider may terminate the relevant Service pursuant to the applicable termination procedures, and such Provider is not responsible or liable for any Recipient costs incurred as a result of an early termination in compliance herewith.

6.5	Termination for Insolvency

Each Party may terminate this TSA immediately by notice to the other Party if the other Party becomes unable to pay its debts, enters into liquidation, a receiver or administrative receiver is appointed over all or any of its assets, it ceases trading or is dissolved, or any procedure equivalent to any of the preceding matters occurs in any other jurisdiction with respect to that other Party.

6.6	Termination for Regulatory Reasons

6.6.1	Each Party shall have a right to terminate this TSA if directed in writing by a Competent Authority. A Party may exercise such right upon 90 days’ prior notice, or such shorter timeframe as required by a Competent Authority or to comply with Regulation.

6.6.2	In the event of a termination of this TSA pursuant to this Section 6.6, the Parties acknowledge and agree that Migration of the Services may not be fully implemented as of such termination and, to the extent required by a Competent Authority, neither Party will have any obligation to assist in the Migration of the Services after such termination.

6.7	Termination for Breach

6.7.1	Subject to Section 6.7.2, each Party (the “Non-Defaulting Party”) may terminate a Service immediately by notice to the other Party (the “Defaulting Party”) if the Defaulting Party or any Affiliate commits a material breach of its obligations with respect to that Service under this TSA and the applicable Service Schedule and (where the breach is capable of being remedied) that breach has not been remedied within 30 days after receipt of a written request to do so from the Non-Defaulting Party.

6.7.2	In the event that a Party elects to terminate a Service pursuant to Section 6.7.1, the TSA shall be deemed to continue in full force and effect in accordance with its terms, except with respect to such terminated Service.

6.7.3	Unless otherwise specified, any breach in respect of any individual Service Schedule shall not constitute a breach of this TSA or a breach of any other Service Schedule, and unless otherwise agreed in writing, the Parties will continue to provide Services and honor all other commitments under this TSA during the course of dispute resolution pursuant to Section 11, except to the extent such commitments are the subject of such dispute, controversy or claim.

6.8	Termination Charges

In the event of termination or expiry of a Service pursuant to this TSA or the termination or expiry of all or part of this TSA, the Recipient shall pay the Provider the applicable termination charges, if any, for that Service as set forth in the relevant Service Schedule.

6.9	Delivery of Data on Termination or Expiry

6.9.1	Except if and to the extent otherwise agreed in the relevant Service Schedule or Migration Plan, and subject always to Regulation, in the event of the termination or expiry of a Service pursuant to this TSA:

(i)	to the extent that:

(a)	any Recipient Data is in the possession or reasonable control of the Provider or its Affiliates, the Provider shall provide to the Recipient such Recipient Data in its then-current format; and

(b)	any Provider Data is in the possession or reasonable control of the Recipient or its Affiliates, the Recipient shall provide to the Provider such Provider Data in its then-current format;

(ii)

once the Provider has provided the Recipient Data in accordance with Section 6.9.1(i)(a), the Provider will (to the extent reasonably practicable) delete or destroy its copy or copies of such data, unless required to maintain a copy by Regulation or the requirements of any Competent Authority or to the extent such Recipient Data also relates to the Provider’s Group’s business; and

(iii)	once the Recipient has provided the Provider Data in accordance with Section 6.9.1(i)(b) the Recipient will (to the extent reasonably practicable) delete or destroy its copy or copies of such data, unless required to maintain a copy by Regulation or the requirements of any Competent Authority or to the extent such Provider Data also relates to the Recipient’s Group’s business.

6.9.2	Each Party will bear its own costs in complying with its obligations under this Section 6.9.

6.9.3	Any Recipient Data retained by Provider and any Provider Data retained by Recipient pursuant to Section 6.9.1 shall be subject to the Data Protection requirements set forth in Section 13 and the Confidentiality requirements set forth in Section 13 for as long as such data is retained.

6.10	Survival of Rights on Termination or Expiry

Termination or expiry of this TSA shall not affect any rights or obligations which may have accrued prior to termination or expiry. The obligations of each Party set out in any Section intended to survive such termination or expiry, including this Section 6.10 and Section 4, Section 8, Section 12, Section 13, Section 16, Section 17 and Section 20 shall continue in full force and effect notwithstanding termination or expiry of this TSA.

7	Migration

7.1	Migration and the Migration Plans

7.1.1	The Parties shall act reasonably and in good faith in accordance with the Migration Principles as set forth in Schedule 3 and perform their respective obligations in relation to Migration (including those obligations agreed as part of a Migration Plan).

7.2	Failure to Timely Migrate

7.2.1	Failure to timely complete Migration of a Service is not a breach of this TSA.

8	Limitation of Liability and Indemnification

8.1	Exclusions from Liability

Notwithstanding anything herein to the contrary, no Party shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this TSA, as applicable, including to the extent that such liability is:

(i)	for or in respect of any loss of profit, loss of revenue, loss of goodwill or indirect or consequential losses, punitive, special or consequential damages; or

(ii)	for the value of any lost or corrupted data; or

(iii)	for the costs of reconstituting, restoring or rectifying lost or corrupted data (in each case, other than to the extent arising from a breach of Section 19.1),

in each case of whatever nature regardless of whether such damages are foreseeable or whether the Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

8.2	Cap on Damages and Exclusions

8.2.1	Except in the case of death or personal injury, willful misconduct, fraud or fraudulent misrepresentation, criminal liability, intentional tort, intentional breach of a Service Schedule or of this TSA, or Charges that have been paid or come due in connection with the Services, each of the RBSG Group’s and the CFG Group’s aggregate liability to members of the other Group in respect of any individual Service shall be limited to an amount equal to 12 times the Monthly Charge for such Service, where “Monthly Charge” means the amount of Charges paid for the first full calendar month (which shall include any amounts invoiced directly to a Recipient by a Third Party Supplier in that month) of the relevant Service giving rise to the claim. If the Charges for a Service are a lump sum or an amount that is otherwise not charged on a monthly basis then the Monthly Charge for such Service shall be the total amount of Charges for that Service divided by the number of months during which the Service has been provided.

8.2.2	Except in the case of death or personal injury, willful misconduct, fraud or fraudulent misrepresentation, criminal liability, intentional tort, intentional breach of a Service Schedule or of this TSA, or Charges that have been paid or come due in connection with the Services, each such Group’s aggregate liability to the members of the other Group in connection with this TSA in respect of any given calendar year shall be limited to the amounts set forth below:

	Calendar year of the relevant Service(s)
	2014	2015	2016

RBS Group maximum aggregate liability to members of CFG Group	$12.7 million	$13.8 million	$2.5 million

CFG Group maximum aggregate liability to members of RBS Group	$15.8 million	$20.3 million	$4.2 million

For the avoidance of doubt, subject to the exceptions noted above in this Section 8.2.2, the sum total of all amounts paid by a Group in respect of any given calendar year pursuant to Section 8.2.1, together with any other liability under this TSA, shall not exceed the amount set forth above for that calendar year.

8.2.3	The limits on, and exclusions of, liability set out in this Section 8 shall not apply in respect of:

(i)	any liability for death or personal injury;

(ii)	any liability for willful misconduct;

(iii)	any liability for fraud or fraudulent misrepresentation;

(iv)	any criminal liability;

(v)	any liability for intentional tort;

(vi)	intentional breach of a Service Schedule or of this TSA;

(vii)	any other liability that cannot be lawfully excluded; and

(viii)	the obligation of any Party to pay Charges with respect to Services that have been provided.

8.3	Indemnification

8.3.1	Subject to the exclusions from liability in Section 8.1, RBSG and CFG agree to indemnify and hold harmless each other and each of their respective (and their respective Affiliates’) Affiliates, and each of their and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Indemnitees”), from and against any and all Losses of the Indemnitees relating to, arising out of or resulting from any of the following by such indemnifying Party or by any person in such indemnifying Party’s Group:

(i)	breach of its obligations under this TSA;

(ii)	breach of its representations and warranties under this TSA;

(iii)	violations of Regulation in connection with this TSA; or

(iv)	infringement, misappropriation or violation of Intellectual Property Rights of a third party in connection with the provision or receipt of Services under this TSA;

provided that:

(i)	the aggregate liability pursuant to this Section 8.3 shall not exceed the cap on damages in Section 8.2 (subject to the exclusions from the cap set forth therein); and

(ii)	a Provider shall have no liability under this Section 8.3 with respect to any infringement, misappropriation or violation of Intellectual Property Rights of a third party to the extent that such claim is based upon or related to:

(a)	Services that have been modified by the Recipient;

(b)	use of the Services in conjunction or combination with any software, data or other materials not provided by the Provider of the Services; or

(c)	use of the Services in a manner or for any purpose other than as directed by the Provider or as expressly permitted by this TSA.

9	Governance

9.1	TSA Committee

9.1.1	The Parties will establish a TSA Management and Change Control Committee (the “TSA Committee”) to monitor overall performance and trends in performance of all Services in accordance with this TSA. The terms of reference of the TSA Committee shall be as set forth in Schedule 4.

10	Changes and Change Control

10.1	Changes

10.1.1	Subject to Sections 10.2 to 10.4 (inclusive), in the event that a Party wishes to make any Change it shall be managed by way of the “Change Control Procedure” as set forth in this Section 10.1.1.

(i)	At each meeting of the TSA Committee (or, with respect to any proposed action of the TSA Committee in the absence of a meeting, by notice to each TSA Committee member) each Party shall, acting reasonably and in good faith, provide the other with an indicative forecast of any Changes it proposes making to the Services.

(ii)	Upon realization of the need for a Change, either Party shall provide prompt notice to the other Party of a Change request (“Change Control Request”) in writing, specifying in as much detail as is reasonably practicable the nature of the proposed Change. Within four weeks of receipt of a Change Control Request, the Party that received such notice shall provide a response indicating whether it can make the proposed Change, its estimated costs of making the proposed Change and an estimated schedule for implementing the proposed Change.

(iii)	The timing of implementation of any Change will be determined by the TSA Committee.

10.2	Mandatory Change

10.2.1	Where a Change Control Request is in respect of a Mandatory Change, the Parties shall, as soon as reasonably practicable thereafter, meet to discuss and agree the terms on which, and the time frame in which, each Party shall implement that Mandatory Change (which shall be within the time frame required to comply with the relevant Regulation, except where it would not be reasonable for each Party to implement such Mandatory Change within such time frame, in which case each Party shall implement such Mandatory Change as soon as reasonably practicable thereafter). The Parties shall work together in good faith to mitigate the consequences of any delay in implementing the Mandatory Change beyond the date required to comply with the Regulation.

10.2.2	To the extent that a Mandatory Change requested by a Party increases the cost to the other Party of providing or receiving the Services (including, for the avoidance of doubt, the costs and appropriate margin of implementing the Mandatory Change and incremental running costs and appropriate margin incurred by the other Party arising as a result of that Mandatory Change), then the increased cost and margin to the other Party will be added to the Charges paid by the Party for the relevant Service.

10.3	Discretionary Changes

10.3.1	Where a Change Control Request submitted by a Party is in respect of a Discretionary Change, the Parties shall, as soon as reasonably practicable thereafter, meet to discuss the terms of the Discretionary Change.

10.3.2	To the extent that a Discretionary Change requested by a Party increases the cost to the other Party or any of its Affiliates in providing or receiving the relevant Service (including, for the avoidance of doubt, the costs and appropriate margin of implementing the Discretionary Change and incremental running costs and appropriate margin arising as a result of that Discretionary Change), then:

(i)	if the Party that requested the Discretionary Change or any Affiliate is the Recipient of the applicable Service, the increased cost and margin to the Provider of the Service will be added to the Charges paid by the Party for the relevant Service; or

(ii)	if the Party that requested the Discretionary Change or any Affiliate is the Provider of the applicable Service, the increased cost to the Recipient of the Service will be deducted from the Charges paid by the Recipient for the relevant Service.

10.3.3	For the avoidance of doubt, the Party being requested to implement a Discretionary Change may refuse to implement any Discretionary Change.

10.4	Emergency Change

10.4.1	If a Change is required to respond to an Emergency, the affected Party shall use commercially reasonable efforts to notify the other Party and obtain the other Party’s prior consent for the Change but if the notifying Party is the Provider and the Provider is not able to notify the Recipient and obtain consent, the Provider shall be entitled, without limiting any rights and remedies of the Recipient in respect of any breach of this TSA (as if such Change had not been made), to nevertheless make the minimum necessary temporary Change as necessary to respond to the Emergency in accordance with the terms of any applicable disaster recovery plans. As soon as practicable following the implementation of any temporary Change, the Provider shall notify the Recipient of the temporary Change and the nature of the Emergency and shall then retroactively comply with the terms of the Change Control Procedure.

10.4.2	“Emergency” means a Change that is required to ensure (i) continued provision of, or the continued operation and integrity of, the Services; or (ii) the continued operation and integrity of the Provider Systems, in each case the implementation of which cannot wait (including for reasons of stability and performance) for authorization through the Change Control Procedure.

11	Dispute Resolution

11.1	Dispute Resolution Process

11.1.1	The Parties shall in the first instance attempt to resolve any dispute in relation to any aspect of, or failure to agree any matter arising in relation to, this TSA or any document agreed or contemplated as being agreed pursuant to this TSA (a “Dispute”) informally through discussion as follows:

(i)	the TSA Committee will meet to resolve the Dispute, and if the TSA Committee cannot resolve the Dispute unanimously within 10 Business Days of the Dispute being referred to them, then;

(ii)	the Dispute shall promptly be referred by the TSA Committee to a nominated senior individual of each Party (the “Senior Nominees”), and if the Senior Nominees cannot resolve the Dispute unanimously within 10 Business Days of the Dispute being referred to them (unless a longer period is mutually agreed), then;

(iii)	the dispute resolution process shall be deemed to have been exhausted in respect of the Dispute, and each Party shall be free to pursue its rights at law in respect of such Dispute without further reference to the dispute procedure under this Section 11.1.

This Section 11.1 does not limit the right of either Party to: (i) exercise any self-help remedies provided for herein; or (ii) file an action in a court of law, before, during, or after the dispute resolution process to obtain a provisional or interim remedy, and/or any ancillary, additional or supplementary remedy, provided that any such action shall be heard and determined exclusively in any court of competent jurisdiction sitting in New York County, New York.

11.1.2	The Parties will discuss in good faith, at either Party’s request, measures to shorten the time contemplated by this Section 11 to complete the Dispute resolution process.

12	Intellectual Property Rights

12.1	Provider Ownership and License

12.1.1	Each Provider hereby grants to the applicable Recipient a non-exclusive, worldwide, royalty-free, fully paid-up license during the Service Term to use all Intellectual Property Rights (other than trademarks and domain names) Licensable by the Provider and utilized by the Provider in the provision of the Services solely to the extent necessary to receive and use the Services or complete Migration (and with a right to sublicense to customers of the Recipient to the extent necessary to enable such customers to benefit from the provision of the Services).

12.1.2	Each Recipient hereby acknowledges and agrees that, as between the Recipient and the applicable Provider:

(i)	the Provider’s Intellectual Property existing as of the date hereof (“Provider’s Existing IP”) will remain the sole and exclusive property of the Provider;

(ii)	the Provider shall own all Intellectual Property Rights subsisting in any and all adaptations of, modifications and enhancements to and works derived from Provider’s Existing IP that are created, developed, conceived or reduced to practice by or on behalf of the Provider or the Recipient during the Service Term (“Provider’s Derivative IP”); and

(iii)	the Provider shall own all Intellectual Property Rights, other than Recipient’s Derivative IP and Recipient’s New IP (as defined below), that are created, developed, conceived or reduced to practice by or on behalf of the Provider during the Service Term (“Provider’s New IP”).

12.1.3	Each Recipient hereby irrevocably assigns and agrees to assign to the applicable Provider all right, title and interest in and to Provider’s Derivative IP and Provider’s New IP.

12.2	Recipient Ownership and License

12.2.1	Each Recipient hereby grants the applicable Provider a non-exclusive, worldwide, royalty-free, fully paid-up license during the Service Term to use all Intellectual Property Rights (other than trademarks and domain names) Licensable by the Recipient solely to the extent necessary to provide the Services.

12.2.2	Without prejudice to Section 12.1, each Provider hereby acknowledges and agrees that, as between the Provider and the applicable Recipient:

(i)	the Recipient’s Intellectual Property existing as of the date hereof (“Recipient’s Existing IP”) will remain the sole and exclusive property of the Recipient; and

(ii)	the Recipient shall own all Intellectual Property Rights subsisting in any and all adaptations of, modifications and enhancements to and works derived from Recipient’s Existing IP that are created, developed, conceived or reduced to practice by or on behalf of the Provider or the Recipient during the Service Term (“Recipient’s Derivative IP”); and

(iii)	the Recipient shall own all Intellectual Property Rights, other than Provider’s Derivative IP, that are, at the Recipient’s expense, created, developed, conceived or reduced to practice by or on behalf of the Provider specifically at the written direction of, and solely for, the Recipient during the Service Term (“Recipient’s New IP”). Notwithstanding the foregoing, the applicable Recipient shall hereby grant such Provider a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up and unrestricted license to use and reproduce software included in Recipient’s New IP, including any and all object code, source code, information and/or documentation related thereto.

12.2.3	Each Provider hereby irrevocably assigns and agrees to assign to the applicable Recipient all right, title and interest in and to Recipient’s Derivative IP and Recipient’s New IP.

13	Data Protection, Confidential Information and Record-keeping

13.1	Data Protection

13.1.1

Each Party acknowledges and agrees that, solely to permit it or its Affiliates to perform its obligations pursuant to this TSA and the Service Schedules, the other Party’s Group may provide it with Confidential Information, including Personal Data. Each Party further acknowledges and agrees that it and its Affiliates shall have the right to use the other Party’s Group’s Confidential Information, including Personal Data, solely to fulfill and perform its obligations under this TSA and otherwise comply with Regulation. Regulation in respect of Personal Data may include U.S. federal data privacy laws and regulations such as the GLB Act, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the GLB Act, and the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d), U.S. state data privacy laws such as the Massachusetts Data Protection Act (201 CMR 17) and, if applicable, international data privacy laws such as The Data Protection Act 1998 and Directive

95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and the free movement of such data. Each Party may provide guidelines to help the other Party comply with such Regulation, but each Party using its own legal advisors will remain fully responsible, subject to the Change Control Procedure in respect of any change in Regulation after the date hereof, for interpreting and complying with such Regulation with respect to its own business. A Party shall have no right to use, reuse or disclose any Personal Data to any person or entity for any reason not specifically permitted under this TSA or a Service Schedule.

13.1.2	Each Party confirms that, when it or its Affiliate is processing data, it or the Affiliate shall:

(i)	only process Personal Data in accordance with the other Party’s instructions; and

(ii)	take appropriate technical and organizational measures to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing.

13.1.3	The Parties shall respectively comply with all Regulation, subject to the Change Control Procedure in respect of any change in Regulation after the date hereof, in respect of Confidential Information, including Personal Data, including securing such consents, registrations and notifications as may be required to enable the Provider and any Third Party Suppliers to provide the Services and to enable the Recipient to receive the Services.

(i)	If requested by RBSG, CFG will enter into an agreement with RBSG on the terms of the Commission Decision of February 15, 2010 on standard contractual clauses for the transfer of Personal Data to processors established in third countries (2010/87/EC) or the Commission Decision of 27 December 2004 on an alternative set of standard contractual clauses for the transfer of Personal Data to third countries (2004/915/EC), as appropriate.

13.2	Confidential Information

13.2.1

The Parties hereby covenant and agree to keep confidential all Confidential Information relating to the other Party’s Group. Without limiting the generality of the foregoing, each Party’s Group shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other Party’s Group as it would with respect to proprietary information, materials and processes relating to itself. “Confidential Information” shall mean all information, materials and processes relating to a Party’s Group or its employees, third party vendors, counterparties or customers obtained by the other Party’s Group at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, software and information relating to personnel, products, financial performance and projections, processes, strategies and systems but shall not include information which:

(i)	is or becomes generally available to the public other than by release in violation of the provisions of this Section 13;

(ii)	is or becomes available on a non-confidential basis to a Party from a source other than the other Party to this TSA, provided that the Party in question reasonably believes that such source is not or was not bound by an obligation to the other Party to hold such information confidential; and

(iii)	is acquired or developed independently by a Party without use or reference to otherwise Confidential Information of the other Party.

Except with the prior written consent of the other Party, each Party will use the other Party’s Group’s Confidential Information only in connection with the performance of its obligations hereunder and each Party shall use commercially reasonable efforts to restrict access to the other Party’s Group’s Confidential Information to those employees of such Party’s Group requiring access for the purpose of providing or receiving Services hereunder.

13.2.2	The provisions of Section 13.2.1 shall not prohibit a Party’s disclosure or use of the other Party’s Group’s Confidential Information if and to the extent such Confidential Information is made available to or used by the professional advisers or Third Party Suppliers of each Party for the provision or receipt of the Services; provided, however, that in each case such professional advisors or Third Party Suppliers are subject to written confidentiality obligations in a form approved by the other Party (such approval not to be unreasonably withheld or delayed).

13.2.3	Each Party shall notify the other Party immediately of any suspected or known fraud relevant to its activities under this TSA or any Service Schedule, or of any unauthorized access, possession, use, or knowledge, or attempt thereof, of the other Party’s Group’s Confidential Information, or of the occurrence of any other incident relating to the Services that could cause financial, customer or reputational loss to another Party, and agrees to cooperate with the other Party to investigate the occurrence and mitigate the impact of such an event. Each Party shall promptly provide the other Party with full details of any such event and use all available efforts to prevent a recurrence of any such event.

13.2.4

Notwithstanding any provision of this Section 13 to the contrary, a receiving Party’s Group may disclose such portion of the Confidential Information relating to the disclosing Party’s Group to the extent, but only to the extent, the receiving Party reasonably believes that such disclosure is required under Regulation or the rules of a Competent Authority, or under a subpoena or other legal process; provided that if practicable and permissible under Regulation or rules, the receiving Party shall first notify the disclosing Party of such requirement and allow such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure and cooperate with the disclosing Party in any lawful effort by the disclosing Party to contest the legal validity of such requirement and prevent such disclosure.

13.2.5	The Parties agree that monetary damages will not be an adequate remedy if this Section 13 regarding Data Protection and Confidential Information is breached, and therefore, a disclosing Party shall, in addition to any other legal or equitable remedies, be entitled to seek injunctive relief against any breach or threatened breach of this Section 13 by the receiving Party with respect to the disclosing Party’s Group’s Confidential Information.

13.3	Record-keeping

13.3.1	The Provider shall maintain complete and accurate records of, and supporting documentation for, all Services provided pursuant to this TSA (“Service Records”). Until the later of:

(i)	seven years after the termination of this TSA or in the case of invoices eight years after their issuance;

(ii)	all pending matters relating to this TSA (e.g., disputes) between the Parties are closed;

(iii)	all pending audits relating to this TSA are closed, provided, however, that notice of any such audit was received within seven years after the termination of this TSA;

(iv)	the information is no longer required to meet the Provider’s records retention policy as disclosed by the Provider to the Recipient and as such policy may be adjusted from time to time; or

(v)	any periods as required by Regulation have expired,

the Provider shall maintain and provide access upon request to the Service Records.

13.3.2	The Provider’s records management program shall be reasonably consistent with such industry frameworks as ISO 15489 or DoD5015.2 as in effect on the date hereof. Before the Provider destroys or otherwise disposes of any Service Records, the Recipient shall have the right to request that the Provider return such Service Records by giving notice at least sixty days prior to the applicable record retention expiration date, and the Provider shall deliver such information to the Recipient.

14	Force Majeure

14.1	Force Majeure Events

For purposes of this TSA, “Force Majeure” means an event beyond the reasonable control of either Party, which by its nature was not foreseen by such Party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, any unauthorized, unlawful access by a third party to either Party’s computing systems other than as a result of such Party’s fault, failure or shortage of energy sources, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers, and acts, omissions or delays in acting by any Competent Authority.

14.2	No Liability for Force Majeure

Without limiting the generality of Section 8.3, neither Party shall be under any liability for failure to fulfill any obligation under this TSA or a Service Schedule, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of Force Majeure on its obligations hereunder and (ii) nothing in this Section 14.2 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interests. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party. The Party affected by the Force Majeure event shall notify the other Party of that fact as soon as practicable.

14.3	Delay Owing to Force Majeure

In the event of any such delay as a consequence of circumstances of Force Majeure, the Recipient of any affected Service may elect to either:

(i)	submit a Change Control Request to extend the time for performance of the affected Service for a period equal to the time lost by reason of the delay, provided, however, that such extension period shall not extend beyond December 31, 2016; or

(ii)	terminate this TSA in relation to those Services which are affected by the Force Majeure event.

15	Employee Provisions

15.1	No Obligation to Transfer Employees

15.1.1	The Parties agree that the Acquired Rights Directive (Council Directive 77/187/EEC as amended by Council Directive 98/50 EEC and consolidated in Council Directive 2001/23/EEC) as amended (“ARD”) or any enactment of the ARD in any national law or any analogous national law will not apply on the commencement of the Services.

15.1.2	The Parties believe that on the cessation or partial cessation of the Services or any part of the Services on the termination, expiry or variation of this TSA, no transfer of the contracts of employment between a Provider or any Third Party Supplier (or any subcontractor thereof) and any of its/their employees to the applicable Recipient or a Successor Provider shall take place by reason of the ARD or any enactment of the ARD in any national law or any analogous national law.

15.1.3	Without prejudice to Section 15.1.1, if requested to do so by a Recipient at any time before the termination, expiry or variation of the Services, the applicable Provider will (or will procure that) all persons working on the Services (“Staff”), whether employed/engaged by the Provider, by any Third Party Supplier or any subcontractor thereof, will be redeployed or otherwise removed from the Services before the cessation of those Services so that those Staff cease to be engaged within the Services and are not affected by any transfer pursuant to the ARD or any enactment of the ARD in any national law or any analogous national law that may otherwise occur on the cessation of those Services.

15.2	Pre-employment Screening

15.2.1	Subject to Regulation, the Provider shall require any individual it employs or engages in connection with the performance of its obligations under this TSA to have satisfied the screening procedures in Sections 15.2.2 and 15.2.3 prior to such individual performing any Services hereunder.

15.2.2	The screening procedures set forth in Section 15.2.3 below shall apply to individuals who will be performing Services from within the United States. For individuals who will be performing Services from outside the United States:

(i)	when RBSG or its Affiliates are the Provider, they shall comply with the RBSG Policy applicable to the relevant jurisdiction; and

(ii)	when CFG or its Affiliates are the Provider, they shall comply with the CFG Policy applicable to the relevant jurisdiction.

15.2.3	For individuals who will have no unaccompanied access to any Recipient facility, and no access to the Recipient’s information technology network or the Recipient’s Confidential Information (“Level 1 Clearance”), the Provider shall have conducted commercially reasonable recruitment and security vetting procedures in relation to each such individual, including, at a minimum, by verifying such individual’s identity and legal right to work in the United States based on documentation satisfying Form I-9 of the U.S. Department of Homeland Security. For individuals who may have unaccompanied access to any Recipient facility, or any access to the Recipient’s information technology network or the Recipient’s Confidential Information (“Level 2+ Clearance”), the Provider shall also have performed a background investigation on each such individual which, at a minimum, consists of the following:

(i)	verification of current residence;

(ii)	verification of the previous two years of employment history;

(iii)	verification of any specific academic, trade or professional qualifications or records that are required for the individual to perform his or her role; and

(iv)	criminal records checks, including at a minimum a FIM county-level search and a FAM county and lower-court-level search;

provided that in the event that an individual experiences a break in service with the Provider subsequent to the foregoing investigation having been conducted, a new background investigation meeting the requirements set forth herein will be required.

15.2.4	In the event that:

(i)	the Provider is unable to comply fully with the pre-employment requirements above with respect to an individual;

(ii)	the Provider is unable to verify the information described in clauses (i) through (iii) of Section 15.2.3;

(iii)	the criminal records checks referred to in clause (iv) of Section 15.2.3 determine that the individual in question has (A) a conviction or program entry for a covered offense as described in Section 19 of the Federal Deposit Insurance Act, or (B) two or more convictions for crimes involving violent behavior in the previous five years; or

(iv)	any pre-engagement screening activity returns information that otherwise indicates in the Provider’s reasonable judgment that such individual should not be engaged to provide Services under this TSA, then the Provider shall not engage the individual in relation to this TSA or any Service Schedule.

16	Communications with Competent Authorities

If either Party receives any material correspondence from any Competent Authority that relates to the Services, it will provide a copy of that correspondence to the other Party unless it is prevented from doing so by Regulation or such Competent Authority. The Parties shall consult with each other over such correspondence and shall only respond to the Competent Authority if:

16.1.1	the terms of the response have been approved by the other Party (such consent not to be unreasonably withheld or delayed); or

16.1.2	Regulation requires a response to the Competent Authority without the other Party’s consent.

17	Audit

17.1	Regulatory Audit Rights

17.1.1	The Provider shall (and shall use all commercially reasonable efforts to ensure its Third Party Suppliers providing material Services or a material element of the Services shall) promptly permit:

(i)	the Recipient or its auditors (to the extent the Recipient and its auditors are directed by a Competent Authority); and

(ii)	any Competent Authority (or its designated representatives),

access to the Provider’s and Third Party Suppliers’ facilities and premises, equipment, books and records (electronic or otherwise), operational systems, employees, contractors, and subcontractors to the extent required by the Competent Authority to perform an audit.

17.1.2	Subject to any restriction under Regulation or the direction of any Competent Authority, the Provider shall ensure it is (and shall use all commercially reasonable efforts to ensure its Third Party Suppliers providing material Services or a material element of the Services are) open and cooperative with the Recipient and its auditors and any Competent Authority (and its designated representatives) in performing its obligations under this Section 17.1 and shall provide such information, assistance, records and materials, access to persons engaged in the provision of the Services and explanations as required by the Recipient or its auditors (to the extent the Recipient and its auditors are directed by a Competent Authority) or the Competent Authority (including attending any meetings requested by the Recipient and/or the Competent Authority (or its designated representatives) and providing copies of any internal audit reports which are relevant to the Services). The Recipient shall provide as much notice of the audit as is reasonably practicable. Subject to Section 17.1.3, each Party shall bear its own costs in respect of such audits.

17.1.3	If and to the extent the Provider does not have the rights under its relevant Third Party Agreement to ensure its Third Party Supplier grants the rights described in Sections 17.1.1 and 17.1.2, any costs in procuring such rights shall be borne by the Recipient; provided that such costs were approved by the Recipient in writing before they were incurred. If the Recipient declines, or otherwise fails, to approve such costs, the Provider shall not be required to obtain the grant of the relevant rights by that Third Party Supplier.

17.2	General Audit Rights

17.2.1	With respect to each Service Schedule:

(i)

The Provider shall, from time to time, but in any event no more than twice in any 12-month period (subject to the exception in Section 17.2.1(iii)), during regular business hours and upon reasonable notice, permit the Recipient or its representatives to perform audits of the Provider’s (and to the extent commercially reasonable, its Third Party Suppliers’) facilities, equipment, books and records (electronic or otherwise), operational systems, employees, contractors, subcontractors, and such other audits as may be necessary to ensure the Provider’s and its Third Party Suppliers’ compliance with the terms and conditions of this TSA and the relevant Service Schedules, as well as Regulation, and to ensure the Provider’s financial and operational viability, including but not limited to the Provider’s internal controls, pre-engagement employee screening, information and other security, business resumption, continuity, recovery, Service Level compliance, and contingency plans.

(ii)	Upon request, the Provider shall provide to the Recipient at the Recipient’s expense an audit conducted by a reputable and experienced accounting firm in accordance with the Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization, developed by the American Institute of Certified Public Accountants (AICPA), and have such accounting firm issue a Service Organization Control (SOC) 1 Type II Report (or substantially similar report in the event the SOC 1 Type II Report is no longer the industry standard) which will cover, at a minimum, the policies, procedures and controls required by this TSA and the relevant Service Schedule (the “Report”).

(iii)	If an audit conducted pursuant to Section 17.2.1(i) reveals any non-compliance or other deficiencies, or the Report described in Section 17.2.1(ii) in its final and issued version contains a qualified opinion, in either case relating to risks to the Provider’s systems and facilities which could result in the unauthorized destruction, loss, alteration, disclosure of or access to the Recipient’s Confidential Information, then a senior technology executive of the Provider shall promptly meet with a representative of the Recipient to discuss the matter, and the Provider shall promptly take action to remedy the non-compliance or deficiencies and/or resolve the matters addressed by the qualification(s) so that any deficiencies that caused the qualified opinion to be issued are remedied to the Recipient’s reasonable satisfaction (including with respect to the timeline of the remediation). Notwithstanding the limitation on the number of audits in Section 17.2.1(i), a Provider shall permit the Recipient to perform an audit solely to the extent necessary to confirm that any non-compliance or deficiencies identified in an audit conducted pursuant to Section 17.2.1(i) or in the Report described in Section 17.2.1(ii) have been remedied.

18	Sanctions

18.1	Compliance with Sanctions Laws and Regulations

18.1.1	The Parties acknowledge that the Parties and their respective Groups are subject to the international sanction laws and regulations issued from time to time by HM

Treasury, the European Union, the United States of America (including, but not limited to, all applicable regulations of the Office of Foreign Assets Control (“OFAC”), the Bank Secrecy Act and the USA Patriot Act (including such regulations that may require the Provider to implement a “Customer Identification Program” or “Know Your Customer Program” to confirm that no beneficiary or client of the Provider appears on any lists issued by OFAC, including the Specially Designated Nationals list, and determine whether transactions by or with such beneficiary or client may constitute suspicious activity, such as identity theft, fraud, money laundering, terrorist financing or other threats to national security)), and the United Nations.

18.1.2	Neither Party shall be obliged to make any payment under, or otherwise to implement any part of the Services, if in the reasonable opinion of the relevant Party to do so is illegal or there is involvement by any person (natural, corporate or governmental) listed in the HM Treasury, the European Union, the United States of America, the United Nations or local sanctions lists, or there is any involvement by any person located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of comprehensive sanctions.

19	Information Security

19.1	Information Security

19.1.1	A Party’s Group may not store, copy, disclose or use the other Party’s Group’s Data for any purpose other than to the extent necessary to provide or receive, as applicable, the Services and to comply with Regulation.

19.1.2	Neither Party’s Group shall attempt to obtain access to, use or interfere with any information technology systems or data used or processed by the other Party’s Group except to the extent required to do so to provide or receive the Services (as applicable), or except to the extent expressly permitted to do so by this TSA.

19.1.3	Each Party’s Group shall maintain reasonable security measures to protect both Party’s Groups’ information technology systems, from third parties, and in particular from disruption by any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other software routine intended or designed to (i) permit access or use of information technology systems by a third person other than as authorized by the Recipient or the Provider or (ii) disable, damage or erase, or disrupt or impair the normal operation of the Recipient’s or Provider’s information technology systems.

19.1.4	Each Party’s Group shall use reasonably up-to-date security measures to prevent unauthorized access to and unauthorized use of the information technology systems owned by the other Party (or, with respect to a Recipient, any member of the Recipient’s Group and, with respect to a Provider, any member of the Provider’s Group) and the other Party’s data (including, with respect to a Recipient, the Recipient Data) by third parties (including Third Party Suppliers).

19.1.5	A Party shall not introduce any Disabling Device into any information technology environment or any system used by the other Party’s Group in connection with the Services. Without limiting a Party’s other obligations under this TSA, the Parties agree that, in the event any Disabling Device is found in the systems used to provide the Services, (i) if such Disabling Device originated in any software, deliverable or other resource provided under this TSA or any Service Schedule, the Party that introduced the Disabling Device shall remove such Disabling Device at its sole expense and, subject to the caps on damages set forth in Section 8.2 hereof, indemnify the affected Party for all Losses incurred as a result of such Disabling Device, and (ii) in any case (wherever such Disabling Device originated), the Party that introduced the Disabling Device shall exercise commercially reasonable efforts at no additional charge to eliminate, and reduce the effects of, the Disabling Device and, if the Disabling Device causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data using generally accepted data restoration techniques.

19.1.6	In addition to its other obligations set forth in this TSA,

(i)	whenever a Party’s Group possesses, stores, processes or has access to the other Party’s Group’s Personal Data, it shall comply with the applicable Fraud Prevention Policy; and

(ii)	whenever a Party’s Group possesses, stores, processes or has access to the other Party’s Group’s Confidential Information (inclusive of Personal Data), it shall comply with the applicable IS Requirements.

If requested, a Party will explain to the disclosing Party how it complies with the Fraud Prevention Policy and the IS Requirements, and shall demonstrate its compliance upon request as set forth in Section 17.2.

19.1.7	Each Party shall make the other aware as soon as reasonably practical of any information security breach which may materially adversely impact the Services or the other Party’s Group’s business.

20	Other Provisions

20.1	Whole Agreement

20.1.1	This TSA constitutes the entire agreement between the Parties with respect to the subject matter hereof at the date hereof and supersedes all prior agreements and understandings, both oral or written, between the Parties in relation to the subject matter hereof.

20.1.2	In this Section 20.1, “this TSA” includes all documents entered into pursuant to it and/or this TSA.

20.2	No Construction Against Drafter

The Parties acknowledge that this TSA and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of the TSA.

20.3	Publicity and Public Announcements

A Party must not make any public announcement relating to this TSA without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement required by Regulation, any Competent Authority or the rules of any stock exchange on which the shares of a Party are listed, but the Party with an obligation to make an announcement shall notify the other Party and take into account their reasonable representations so far as is reasonably practicable before complying with such obligation.

20.4	Further Assurances

Each Party shall, and shall cause its Affiliates to, from time to time execute such documents, perform such acts and things as any Party may reasonably require to give full effect to the provisions of this TSA and the transactions contemplated herein.

20.5	Assignment

The provisions of this TSA shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this TSA without the prior written consent of the other Party hereto.

20.6	Third Party Rights

Each Party to this TSA acknowledges and agrees that each of Citizens Bank, N.A. and Citizens Bank of Pennsylvania (each a “Bank Beneficiary”) are express third party beneficiaries of this TSA, and that in the event of CFG’s default and failure to obtain for any Bank Beneficiary any services needed by such Bank Beneficiary under this TSA, such Bank Beneficiary shall be entitled to directly enforce and enjoy all rights and privileges of CFG set forth in this TSA (including, without limitation, the right to obtain services under this TSA directly and not through CFG) notwithstanding that they are not Parties to this TSA and irrespective of any actions taken or not taken by CFG; provided, however, that each Bank Beneficiary will be able to obtain services under this TSA directly only to the extent such Bank Beneficiary is in compliance with and assumes all of CFG’s obligations under this TSA, including any obligation such Bank Beneficiary may have to provide Services under this TSA. Subject to the foregoing, and except for the indemnification rights as set forth in Section 8.3, (i) the provisions of this TSA are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties and the express third party beneficiaries set forth above any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this TSA other than the express third party beneficiaries set forth above and this TSA shall not provide any third person (including employees of the Parties hereto), other than the express third party beneficiaries set forth above, with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this TSA.

20.7	Amendment and Waiver

20.7.1	Any provision of this TSA (including the Service Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this TSA, or in the case of a waiver, by the Party against whom the waiver is to be effective.

20.7.2	No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Regulation.

20.8	Notices

All notices, requests and other communications to any Party hereunder shall be in writing (electronic mail (“e-mail”) transmission may be used, provided that a receipt of such e-mail is requested and received), and shall be given:

(i)	if to RBSG to:

The Royal Bank of Scotland Group plc

Business House G, First Floor

RBS Gogarburn

PO Box 1000

Edinburgh EH12 1HQ

Scotland

Attention: Group General Counsel

With a copy to:

General Counsel, Corporate / M&A

chris.campbell@rbs.com

rushad.abadan@rbs.com

(ii)	if to CFG to:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, RI 02903

United States

Attention: John Fawcett, Chief Financial Officer

With a copy to:

Citizens Financial Group, Inc.

28 State Street, 12th Floor, MS 1225

Boston, MA 02109

United States

Attention: Stephen T. Gannon, General Counsel

or such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

20.9	Severability

If any provision of this TSA or the application thereof to any Party or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to any of the Parties or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

20.10	Counterparts

This TSA may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this TSA or any other documents pursuant to this TSA by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as if executed by an original signature.

20.11	Independent Contractor

Nothing in this TSA shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The Parties hereto acknowledge and agree that when acting as a Provider, the other Party is an independent contractor in the performance of each and every part of this TSA and nothing herein shall be construed to be inconsistent with this status. Subject to the terms and conditions of this TSA, the Provider shall have the authority to select the means, methods and manner by which any Service is performed.

20.12	Governing Law and Submission to Jurisdiction

20.12.1	This TSA shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York.

20.12.2	EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS TSA OR THE SERVICES CONTEMPLATED BY THIS TSA. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS TSA AND THE SERVICES CONTEMPLATED BY THIS TSA, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.12.2.

20.12.3	With respect to any Action relating to or arising out of this TSA, subject to the provisions of Section 11, each Party to this TSA irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 20.7 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under Regulation.

20.13	Anti-Bribery Provisions

20.13.1	Each Party agrees that it shall comply with, and that the Services will be performed in accordance with, the Anti-Corruption Laws, subject to the Change Control Procedure in respect of any change in Anti-Corruption Laws after the date hereof, and that it shall not cause, by act or omission, any other Party to be in breach of any Anti-Corruption Laws.

20.13.2	Each Party shall have in place and comply with its own anti-bribery and corruption policy to ensure that it complies with the Anti-Corruption Laws (each such policy, an “Anti-Bribery and Corruption Policy”). If requested, a Party shall provide to the other Party a copy of its Anti-Bribery and Corruption Policy and, if required, the providing Party will explain to the receiving Party how the features set out in its Anti-Bribery and Corruption Policy correspond to the receiving Party’s Anti-Bribery and Corruption Policy. Subject to the Change Control Procedure, the providing Party shall promptly implement any amendments to its Anti-Bribery and Corruption Policy which the receiving Party, acting reasonably, considers necessary following its review of the providing Party’s Anti-Bribery and Corruption Policy to ensure that the providing Party complies with the Anti-Corruption Laws.

20.13.3	Each Party shall review its Anti-Bribery and Corruption Policy on a regular basis and shall promptly implement and notify the other Party of any amendments to its Anti-Bribery and Corruption Policy which it considers necessary for continued compliance with the Anti-Corruption Laws.

20.13.4	Each Party shall cooperate with the other Party and promptly provide any information or confirmation which the other Party requires from time to time in connection with the obligations set forth in this Section 20.13. Each Party acknowledges that the other Party will place reliance upon the information provided.

20.13.5	Each Party shall immediately notify the other Party in writing of any suspected or known breach of its Anti-Bribery and Corruption Policy or any of the Anti-Corruption Laws.

20.13.6	Each Party shall have the right to suspend and/or terminate any Service Schedule for material breach immediately, or on such other time specified by the terminating Party, upon written notice to the Provider under such Service Schedule if: (i) the Provider, or any person employed by it or acting on its behalf (whether with or without the knowledge of such Service Provider) fails to comply with any of the Anti-Corruption Laws or is in material breach of the Provider’s Anti-Bribery and Corruption Policy; or (ii) a Party has a reasonable suspicion that an occurrence as specified in clause (i) of this Section 20.13.6 has occurred.

20.13.7	Regardless of any other provision in this TSA, no Party shall be obliged to do, nor obliged to omit to do, any act which would, in its reasonable opinion, put it in breach of any Anti-Corruption Laws.

IN WITNESS WHEREOF, this TSA has been duly executed.

SIGNED for and on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC by its Authorised Attorney:	}

SIGNED for and on behalf of CITIZENS FINANCIAL GROUP, INC. by:	}